EXHIBIT 99.1

PRESS RELEASE
For further information contact: Joseph M. Murphy President and CEO (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Increases Quarterly Cash Dividend

Bar Harbor, Maine (January 24, 2012) – Bar Harbor Bankshares (NYSE Amex: BHB), today announced that its Board of Directors declared a quarterly cash dividend of 28.5 cents per share of common stock, representing an increase of 0.5 cents, or 1.8% compared with the prior quarter, and an increase of 1.5 cents or 3.8% compared with the first quarter of 2011. The quarterly cash dividend is payable to all shareholders of record as of the close of business February 15, 2012 and will be paid on March 15, 2012.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

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